For immediate release:
June 10, 2013
For more information:
Pam Cranford, 336.626.8300
investorrelations@community1.com

CommunityOne Bank Announces Completion of Merger with Bank of Granite and Termination of Consent Order

Asheboro, NC - CommunityOne Bank, N.A., the principal bank subsidiary of FNB United Corp. (the “Company”) (NASDAQ: FNBN), announced today that it had completed the merger of its sister bank, Bank of Granite, into CommunityOne on June 8, 2013. In addition, CommunityOne's Consent Order with the Office of the Comptroller of the Currency (“OCC”), which was issued on July 22, 2010, has been terminated. With the termination of the Order, CommunityOne is now considered “well capitalized” for purposes of the Federal Deposit Insurance Act.

“We are excited that the merger is complete,” said Brian Simpson, Chief Executive Officer of the Company. “This transaction was the last step in our goal to successfully integrate CommunityOne and Granite, and is critical to our return to profitability during the second half of the year. We are also pleased that the OCC terminated the Consent Order. This action is confirmation that we are improving our financial condition and positioning our franchise to better serve our customers throughout our footprint.”

“The merger gives our customers full access to an expanded network of 55 branches and 58 ATMs throughout central, southern and western North Carolina, including Charlotte” added Bob Reid, President of the Company. “We are pleased that we can now be a unified presence under one brand.”

Founded in 1907 in Asheboro, CommunityOne Bank is the third largest community bank in North Carolina, operating 55 branches in 44 communities throughout the central, southern, and western regions of the state.

About FNB United Corp.
FNB United Corp. is the North Carolina-based bank holding company for CommunityOne Bank, N.A. (community1.com), which offers a full range of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth and online banking services.

Caution About Forward-looking Statements
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company's board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, its quarterly reports on Form 10-Q, and other filings made with the SEC.

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